                                    PHYSIO-CONTROL

                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN























PHYSIO-CONTROL INTERNATIONAL CORPORATION
11811 WILLOWS ROAD NORTHEAST
POST OFFICE BOX 97006
REDMOND, WA 98073-9706 USA

                                  TABLE OF CONTENTS


                                                                           PAGE

 1. Administration                                                           3

 2. Application to Physio-Control Corporation                                3

 3. Eligibility and Participation                                            4

 4. Retirement Benefits                                                      4

 5. Time and Manner of Payment                                               5

 6. Pre-retirement Death Benefit                                             6

 7. Disability Benefit                                                       6

 8. Benefits After Termination of Employment                                 7

 9. Absence of funding                                                       8

10. Claims Procedure                                                         8

11. Amendment and Termination                                                8

12. General Provisions                                                       9

13. Effective Date                                                          10


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

                                    PHYSIO-CONTROL

                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN





     Physio-Control International Corporation ("Physio-Control") provides retirement benefits for its employees and the employees of its domestic subsidiaries through the Physio-Control Team Savings Plan (the "Savings Plan") and The Physio-Control Retirement Plan (the "Retirement Plan").

     In order to supplement benefits provided for key executives under the Retirement Plan and the Savings Plan, Physio-Control adopts the
Physio-Control Supplemental Executive Retirement Plan (the "Plan"), effective as of April 1, 1998. Benefits under the Retirement and Savings Plan are separate from and in addition to any benefits under this Plan.

     1.    ADMINISTRATION

     1.1 This Plan shall be administered by a Plan Administrator who shall be the chief executive officer of Physio-Control (the "CEO"). The CEO shall consult with and delegate responsibilities to such other persons as the CEO may choose.

     1.2 The Plan Administrator shall interpret and administer the Plan, consistent with and pursuant to the terms of this Plan, and for that purpose may make, amend or revoke rules and regulations at any time. The Plan Administrator shall also make determinations about benefits. Any decision of the Plan Administrator within his or her authority shall be final and binding on all parties.

     1.3 This Plan is intended to be and shall be administered and maintained as an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

     2.    APPLICATION TO PHYSIO-CONTROL AFFILIATES

     2.1 Physio-Control has adopted this Plan and any affiliate approved by Physio-Control may adopt this Plan with respect to its employees by a statement in writing that is signed by the affiliate and CEO.


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     2.2   "Affiliate" means a corporation, person or other entity that is a member, with Physio-Control, of a controlled group of corporations or a group of trades or businesses under common control under sections 414(b) or (c) of the Internal Revenue Code. "Employer" means Physio-Control and any adopting affiliate.

     2.3 If an Employer ceases to be an affiliate of Physio-Control, the Plan shall be terminated as to the participants employed by that Employer and paragraph 11.2 shall apply.

     2.4 If an Employer merges, consolidates or otherwise reorganizes or if its business or assets are acquired by another entity and it remains an affiliate of Physio-Control, this Plan shall continue with respect to those eligible individuals who continue as employees of the successor company. The transition of Employers shall not be considered a termination of employment for purposes of this Plan.

     2.5 Transfer of employment to a non-adopting affiliate shall not cause a termination of participation in this Plan.

     2.6 Benefits payable under this Plan shall be an obligation of Physio-Control, which may charge the cost back to the employer of the participant.

     3.    ELIGIBILITY AND PARTICIPATION

     3.1 Any key executive of an Employer shall be eligible to participate in this Plan. The Board of Directors of Physio-Control (the "Board") shall select the participants from those eligible employees recommended by the CEO.

     3.2 Subject to paragraph 11.2, participation shall continue until death, retirement or other termination of employment.

     4.    RETIREMENT BENEFITS

     4.1 A participant shall be entitled to retirement benefits under this Plan on termination of employment after reaching one of the following dates:

           (a)  Normal retirement date, which is age 65.
           (b) Early retirement date, which is any day after age 60, but before age 65.

     4.2 A participant's normal retirement benefit shall be an annual annuity for the life of the participant equal to 40 percent of the participant's Final Average Annual Pay under paragraph 4.4.

     4.3 A participant's early retirement benefit shall be an annual annuity for the life of the participant that is the actuarial equivalent of the participant's normal retirement benefit under paragraph 4.2


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


     4.4 "Final Average Annual Pay" means the highest average annual compensation in any three calendar years as follows:

           (a) Compensation shall be considered only during the last five consecutive calendar years of employment by Employer, or all years if fewer than three.

           (b) Years of reduced compensation during an absence for medical, disability or other authorized reasons shall be disregarded.

           (c) Years separated by a period when the participant is not employed by Employer, or a period described in (b) above, shall be treated as consecutive.

     4.5 A participant's "Compensation" means total direct pay reportable on Form W-2, subject to the following provisions:

           (a) Employee elective contributions pursuant to salary reduction arrangements under the Savings Plan, a nonqualified deferred compensation plan or any cafeteria plan under Internal Revenue Code Section 125 shall be added back.

           (b) Extraordinary pay, such as cashouts of accumulated sick or vacation pay, amounts received from the Retirement or Savings Plans or a nonqualified deferred compensation plan, severance pay, gains on the exercise of stock options and imputed income from expense reimbursements or taxable fringe benefits shall be excluded.

     4.6 "Actuarial equivalents" shall be determined by an enrolled actuary retained for the Plan based upon the following:

           (a) Interest rates shall be the interest rates that would be used (as of January 1 in the pertinent calendar year) by the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination.

           (b) Mortality rates shall be based on the 1984 Unisex Pension mortality table (UP-84).

     5.    TIME AND MANNER OF PAYMENT

     5.1 Retirement benefits shall start as of the first day of the second month after early or normal retirement.

     5.2 A participant may elect to delay the start of early retirement benefits to any date before age 65. Regardless of the time payments start, the value of the benefit shall be the actuarial equivalent of the early retirement benefits under paragraph 4.3

     5.3   A participant may elect the form of retirement benefit as follows:

           (a) Regardless of the form, the value of the benefit shall be the actuarial equivalent of the normal or early retirement benefit under paragraph 4.2 or 4.3, as applicable.

           (b)  The forms of benefit shall be the following:

                (1) An annual annuity, payable monthly, for the life of the participant.

                (2) If the participant is married, a contingent annuity with reduced payments during the participant's life and a fixed percentage, as elected by the participant, of the payments continuing to the surviving spouse after the participant's death.

     6.    PRE-RETIREMENT DEATH BENEFIT

     6.1   A benefit shall be paid to the surviving spouse of a participant,
whether or not vested, who dies when the   participant is legally married to
the surviving spouse at death and was throughout the year before death.

     6.2 The spouse's death benefit shall be determined in accordance with the following rules:

           (a) The benefit shall be an annual annuity for the life of the spouse.

           (b) If the participant was eligible to retire, the benefit shall be determined as though the participant had retired on the date of death, selected a 50 percent contingent annuity and then died.

           (c) If the participant was not eligible to retire, the benefit shall be based on the accrued benefit at death and shall be determined as though the participant was fully vested and had separated from service on the date of death, survived until earliest retirement age, retired, selected a 50 percent contingent annuity and then died. No benefits shall accrue after death or other separation from service.

     6.3 The spouse's death benefit shall start as of the first day of the second month after the participant's death.

     6.4 If a participant dies before age 65, the surviving spouse may elect to delay the start of death benefits to any date before the day the participant would have attained age 65.

     6.5 Regardless of the time payments begin, the spouse's death benefit shall be the actuarial equivalent of the benefit under paragraph 6.3.

     7.    DISABILITY BENEFIT

     7.1 A participant who is disabled as defined in the Retirement Plan shall be treated as employed and continue to accrue Years of Service under this Plan.


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

     7.2 Pay shall not be projected during a period of disability. A disabled participant who continues to accrue Years of Service shall be treated like any other participant until the disability ends or the participant dies, reaches age 65 or reaches a termination date under paragraph 11.2. In the event of death, attainment of age 65 or a termination date after disability, the participant's benefits under this Plan shall be determined in the same manner as for any other participant.

     8.    BENEFITS AFTER TERMINATION OF EMPLOYMENT

     8.1 A participant whose employment terminates before eligibility for retirement shall be entitled only to vested, accrued benefits.

     8.2 Subject to 8.4 and 8.5, a participant shall be vested in accrued benefits as follows based on Years of Service:


                    Years of Service    Vesting Percentage
                    ----------------    ------------------
                       Less than 5              0%
                        5 or more             100%

     8.3 Subject to 7.1, a "Year of Service" means a Year of Service on or after January 1, 1992 for vesting under the Retirement Plan.

     8.4 A participant who becomes eligible for retirement while employed by Employer shall be fully vested.

     8.5 The four participants in the Plan effective as of April 1, 1998 (Richard O. Martin, Robert M. Guezuraga, Joseph J. Caffarelli, V. Marc Droppert) shall be 100 percent vested in their accrued benefits upon involuntary termination without cause. The following shall constitute cause for this purpose:

           (a) Persistent, material failure or refusal by the participant to carry out with reasonable competence assigned duties consistent with the participant's position and scope of responsibilities.

           (b) Misconduct by the participant materially injurious to Physio-Control.

           (c)  Conviction of the participant of a felony.

     8.6 A participant's accrued benefit at any time shall be the normal retirement benefit under paragraph 4.2, based on Final Annual Average Pay at that time.

     8.7 Benefits for a vested, terminated participant shall be paid as follows:

           (a) Benefits shall normally start as of the first day of the second month after normal retirement date.

           (b) A vested terminated participant may elect to accelerate the start of benefits to any date after age 60. Regardless of the time payments start, the value of the benefits shall be the actuarial equivalent of those payable at age 65.

           (c) A participant may elect among the forms of benefit in paragraph 5.3(b). Regardless of the form, the value of the benefit shall be the actuarial equivalent of the normal retirement benefit under 4.2.



     9.    ABSENCE OF FUNDING

     This Plan and any benefits payable under it shall be unfunded and shall be payable only from the general assets of Physio-Control. Participants and spouses shall have no interest in any assets of Physio-Control and shall have no rights greater than the rights of any unsecured general creditor of Physio-Control.

    10.    CLAIMS PROCEDURE

    10.1 Any person claiming a payment or requesting information, an interpretation or a ruling under this Plan shall present the request in writing to the Plan Administrator, who shall respond in writing as soon as practicable.

    10.2 If the claim or request is denied, the written notice of denial shall state the following:

           (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

           (b) A description of any additional material or information required and an explanation of why it is necessary.

           (c)  An explanation of the Plan's claim review procedure.

    10.3 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Plan Administrator. The initial claim decision shall be review by the Plan Administrator who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

    10.4 The decision on review shall normally be made within 60 days. If an extension is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

    11.    AMENDMENT AND TERMINATION

    11.1 The Board may amend this Plan at any time subject to the following:

           (a) No amendment shall reduce any participant's previously accrued benefit or the vested percentage of that accrued benefit, or, prior to January 1, 2000, change the rate at which benefits accrue under paragraph 4 and vest under paragraph 8.


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

           (b) No amendment shall reduce the rights preserved on termination under paragraph 11.2

    11.2 The Board may terminate this Plan or terminate the participation of one or more participants at any time as follows:

           (a) The termination date shall not be effective earlier than the first day of January, 2000, and shall in no event be effective until written notice is given to affected participants.

           (b) Each affected participant's vested, accrued benefits as of the termination date shall be payable in accordance with the rules of paragraph 11.3.

           (c) Final Average Annual Pay and Years of Service shall be determined as of the termination date. No further benefits shall accrue after that date. Benefits that are not vested as of the termination date shall be forfeited.

    11.3 Vested, accrued benefits under paragraph 11.2(b) shall be payable as follows:

           (a) Subject to (b), the benefits shall be paid under the terms of the Plan in effect as of the termination date.

           (b) No pre-retirement death benefit shall be paid to the surviving spouse of an affected participant who dies after the termination date.

    12.    GENERAL PROVISIONS

    12.1 No interest of any participant or spouse under this Plan may be directly or indirectly assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. This Agreement shall be binding on the successors and assigns of Physio-Control.

    12.2 Nothing in this Plan shall give any employee the right to continue employment. This Plan shall not prevent discharge of any employee at any time for any reason.

     12.3 This Plan shall be construed according to the laws of Washington except as preempted by Federal law.

     12.4 Notice to a participant under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited postpaid as first-class mail. Mail shall be directed to the address shown on Physio-Control records or such other address as a participant may specify by notice in writing to Physio-Control.

     12.5 If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorney's fees at trial and on any appeal.

     12.6 Physio-Control shall indemnify and defend the Plan Administrator, or any other officer, director or employee of an Employer from any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

           (a) Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interests of the Plan.

           (b) Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

           (c) Coverage shall be reduced to the extent of any insurance coverage.

     12.7 The Plan Administrator may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person's best interest to make payments to others for the benefit of the person entitled to payment. In that event the Plan Administrator may in its discretion direct that payment be made to one or more of the following:

           (a)  To a parent or spouse or a child of legal age.

           (b)  To a legal guardian.

           (c)  To one furnishing maintenance, support or hospitalization.

     12.8 In the event that any portion of the value of a participant's benefit under this Plan shall cause a participant to be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Physio-Control shall pay to such participant at the time specified below, an amount (the "Gross Up Payment") such that the net amount retained by the employee of such payment, after deduction of (i) any Excise Tax (plus interest and penalties on such tax) on the portion of the value of participant's benefit under the Plan, and (ii) any federal, state and local income tax, FICA-Health Insurance tax, and Excise Tax (including any penalties and interest on such taxes) upon the payment provided for by this paragraph, shall be equal to zero. Such payment shall be made thirty days prior to the date the participant is obligated to pay the Excise Tax. Physio-Control's outside accountants shall determine the amount of the Gross up Payments, in cooperation with and as approved by the participant's accountants or attorneys.

      13.  EFFECTIVE DATE

           This Plan shall be effective as of April 1, 1998.



                                   PHYSIO-CONTROL INTERNATIONAL CORPORATION



                                   By :_______________________________
                                   Title:_____________________________


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